PROSPECTUS SUPPLEMENT NO. 2

(TO PROSPECTUS DATED FEBRUARY 13, 2006)

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-118632

XSINVENTORY

We have prepared the prospectus dated February 13, 2006 to offer to the public a minimum of 350,000 and a maximum of 1,000,000 shares of common stock at $0.10 per share on a direct public offering basis.

On February 13, 2006, the registration statement on Form SB-2 relating to the offering of our common stock was declared effective by the Securities and Exchange Commission. The purpose of this prospectus supplement is to provide the date of April 5, 2006 as the Commencement Dated of the offering. The offering will terminate 180 days after the Commencement Date of April 5, 2006, which date has been determined to be October 2, 2006.

You should read this prospectus supplement in conjunction with the prospectus dated February 13, 2006. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. The prospectus is to be delivered with this prospectus supplement.

We urge you to read carefully the “Risk Factors” section beginning on page 3 of the prospectus where we describe specific risks associated with an investment in XSInventory and these securities before you make your investment decision.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

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THE DATE OF THIS PROSPECTUS SUPPLEMENT IS AUGUST 17, 2006.